Exhibit 99.1

NEWS RELEASE

CONTACT:

CreditRiskMonitor.com, Inc.

Jerry Flum, CEO

(845) 230-3030

info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Reports Record Results for 2006

VALLEY COTTAGE, NY—April 5, 2007—CreditRiskMonitor (Symbol: CRMZ) announced that for the year ended December 31, 2006 operating revenues increased 13% to $4.32 million and cash flow was over $430,000. It also marks the first year that the Company has reported positive operating income.

Jerry Flum, CEO, stated, “2006 represents the first time in several years that our operating results were not impacted by the litigation proceedings which were resolved in 2005 in the Company’s favor. We continue to invest in our business and in March we introduced our new Business Credit Limit service, a new product that represents a significant enhancement to our product mix. We anticipate making additional upgrades to our service over the coming year.”

CREDITRISKMONITOR.COM, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Operating revenues	$4,322,785	$3,841,833

Operating expenses:
Data and product costs	1,404,182	1,113,602
Selling, general and administrative expenses	2,849,002	2,679,203
Depreciation and amortization	65,951	66,302

Total operating expenses	4,319,135	3,859,107

Income (loss) from operations	3,650	(17,274)
Other income	68,285	31,492
Gain on settlement of litigation	—	1,100,000
Interest expense	(52,416)	(66,091)

Income before income taxes	19,519	1,048,127
Provision for state and local income taxes	4,922	2,058

Net income	$14,597	$1,046,069

Net income per share of common stock:

Basic and diluted	$0.00	$0.14

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals. The service publishes comprehensive commercial credit reports covering public companies worldwide and includes detailed financial statements, ratio analysis and trend reports, peer analyses, credit scores, company background information, and Moody’s and Standard & Poor’s ratings. It includes trade payment data and public record filings on millions of U.S. companies. The service also provides continuous news monitoring that keeps subscribers up to date on events affecting the creditworthiness of companies. The Company now provides an interactive service for credit managers to use in calculating recommended credit line limits for their customers, as well as a facility for monitoring daily changes in these credit limit recommendations and generating alert messages to subscribers as requested.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports.